Exhibit 10.2

STOCKHOLDERS AGREEMENT

DATED AS OF APRIL 1, 2021

AMONG

FINANCE OF AMERICA COMPANIES INC.

AND

THE OTHER PARTIES HERETO

i

5.12	Table of Contents, Headings and Captions	16

5.13	Grant of Consent	16

5.14	Counterparts	17

5.15	Effectiveness	17

5.16	No Recourse	17

ii

STOCKHOLDERS AGREEMENT

This Stockholders Agreement is entered into as of April 1, 2021 by and among Finance of America Companies Inc., a Delaware corporation (the “Company”) and each of the Principal Stockholders (as defined below) from time to time party hereto.

RECITALS:

WHEREAS, in connection with the Equity Transactions (as defined below) and effective upon the consummation thereof, the parties hereto wish to set forth certain understandings between such parties, including with respect to certain governance and other matters.

NOW, THEREFORE, the parties agree as follows:

ARTICLE I.

INTRODUCTORY MATTERS

1.1 Defined Terms. In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein with initial capital letters:

“Affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act, as in effect on the date hereof.

“Agreement” means this Stockholders Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof.

“Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

“BL Investors Designee” has the meaning assigned to such term in Section 2.1(b).

“BL Investors Designator” means the BL Investors, or any group of BL Investors collectively, then holding a majority of the Class A Common Stock on a Fully Exchanged Basis held all BL Investors.

“BL Investors” means the entities listed on the signature pages hereto under the heading “BL Investors,” any Transferee that becomes party to this Agreement as a “BL Investor” in accordance with Section 5.5 hereof, and their respective Affiliates.

“Blackstone Investors Designee” has the meaning assigned to such term in Section 2.1(a).

“Blackstone Investors Designator” means the Blackstone Investors, or any group of Blackstone Investors collectively, then holding a majority of the Class A Common Stock on a Fully Exchanged Basis held all Blackstone Investors.

“Blackstone Investors” means the entities listed on the signature pages hereto under the heading “Blackstone Investors,” any Transferee that becomes party to this Agreement as a “Blackstone Investor” in accordance with Section 5.5 hereof, and their respective Affiliates.

“Board” means the board of directors of the Company.

“Business Day” means a day other than a Saturday, Sunday, federal or New York State holiday or other day on which commercial banks in New York City are authorized or required by law to close.

“Class A Common Stock” means shares of class A common stock, par value $0.0001 per share, of the Company, and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation or similar transaction.

“Class B Common Stock” means shares of class B common stock, par value $0.0001 per share, of the Company, and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation or similar transaction.

“Closing Date” means the date of the closing of the Equity Transactions.

“Common Stock” means collectively, the shares of Class A Common Stock and Class B Common Stock.

“Company” has the meaning set forth in the Preamble.

“Confidential Information” means any information concerning the Company or its Subsidiaries that is furnished after the date of this Agreement by or on behalf of the Company or its designated representatives to a Principal Stockholder or its designated representatives, together with any notes, analyses, reports, models, compilations, studies, documents, records or extracts thereof containing, based upon or derived from such information, in whole or in part; provided, however, that Confidential Information does not include information:

(i) that is or has become publicly available other than as a result of a disclosure by a Principal Stockholder or its designated representatives in violation of this Agreement;

(ii) that was already known to a Principal Stockholder or its designated representatives or was in the possession of a Principal Stockholder or its designated representatives prior to its being furnished by or on behalf of the Company or its designated representatives;

(iii) that is received by a Principal Stockholder or its designated representatives from a source other than the Company or its designated representatives, provided, that the source of such information was not actually known by such Principal Stockholder or designated representative to be bound by a confidentiality agreement with, or other contractual obligation of confidentiality to, the Company;

(iv) that was independently developed or acquired by a Principal Stockholder or its designated representatives or on its or their behalf without the violation of the terms of this Agreement; or

(v) that a Principal Stockholder or its designated representatives is required, in the good faith determination of such Principal Stockholder or designated representative, to disclose by applicable law, regulation or legal process, provided, that such Principal Stockholder or designated representative takes reasonable steps to minimize the extent of any such required disclosure, provided, further, that no such steps to minimize disclosure shall be required where disclosure is made (i) in response to a request by a regulatory or self-regulatory authority or (ii) in connection with an audit or examination by a bank examiner or auditor and such audit or examination does not specifically reference the Company or this Agreement.

“Control” (including its correlative meanings, “Controlled by” and “under common Control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of a Person.

“Covered Shares” means with respect to any Principal Stockholder, all Equity Securities of which such Principal Stockholder acquires record or beneficial ownership, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities.

“Director” means any director of the Company from time to time.

“Equity Securities” means any and all shares of Common Stock of the Company, and any and all securities of the Company or FOA OpCo convertible into, or exchangeable or exercisable for (whether or not subject to contingencies or the passage of time, or both), such shares, and options, warrants or other rights to acquire shares of Common Stock of the Company, including without limitation any and all LLC Units.

“Equity Transactions” means the transactions contemplated by the Transaction Agreement, dated October 12, 2020, among Replay Acquisition Corp., Finance of America Companies Inc., Finance of America Equity Capital LLC and the other parties thereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Excluded Shares” means any Equity Securities of which any Principal Stockholder acquires record or beneficial ownership through a purchase on the open market or pursuant to a PIPE Agreement and including any additional shares acquired in respect of such shares whether as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of such shares.

“FOA OpCo” means Finance of America Equity Capital LLC, a Delaware limited liability company.

“Fully Exchanged Basis” means on a basis that assumes all outstanding LLC Units other than those held by the Company or its wholly owned subsidiaries were exchanged for newly issued shares of Class A Common Stock.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Information” has the meaning set forth in Section 3.1 hereof.

“Law” means any statute, law, regulation, ordinance, rule, injunction, order, decree, governmental approval, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority.

“LLC Units” means the units of limited liability company interest in FOA OpCo.

“Lock-Up Period” has the meaning set forth in Section 4.3 hereof.

“NewCo” has the meaning set forth in Section 4.2 hereof.

“Non-Recourse Party” has the meaning set forth in Section 5.16 hereof.

“Permitted Transferee” has the meaning set forth in Section 4.3 hereof.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or other form of business organization, whether or not regarded as a legal entity under applicable Law, or any Governmental Authority or any department, agency or political subdivision thereof.

“PIPE Agreement” means respect to each Principal Stockholder, that subscription agreement dated on or about October 12, 2020 among such Principal Stockholder, as Subscriber, the Company and the other parties thereto.

“Plan Asset Regulation” has the meaning set forth in Section 3.3(a) hereof.

“Principal Stockholders” means (i) the Blackstone Investors and (ii) the BL Investors.

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated April 1, 2021, among the Company and the other parties thereto.

“Stockholder Designator” has the meaning assigned to such term in Section 2.1(c).

“Stockholder Designee” means any Blackstone Investors Designee or BL Investors Designee.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which: (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, representatives or trustees thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or any combination thereof; or (ii) if a limited liability company, partnership, association or other business entity, a majority of the total voting power of stock (or equivalent ownership interest) of the limited liability company, partnership, association or other business entity is at the time owned or Controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or any combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall (a) be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or (b) Control the managing member, managing director or other governing body or general partner of such limited liability company, partnership, association or other business entity.

“Total Number of Directors” means the total number of directors comprising the Board from time to time.

“Transfer” (including its correlative meanings, “Transferor,” “Transferee” and “Transferred”) shall mean, with respect to any security, directly or indirectly, to sell, contract to sell, give, assign, hypothecate, pledge, encumber, grant a security interest in, offer, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any economic, voting or other rights in or to such security. When used as a noun, “Transfer” shall have such correlative meaning as the context may require.

“VCOC Investor” has the meaning set forth in Section 3.3(a) hereof.

“Voting Power” means, at any time, the voting power of all shares of outstanding capital stock entitled to vote generally in the election of directors of the Company as of the record date for such meeting.

1.2 Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Unless the context otherwise requires: (a) “or” is disjunctive but not exclusive, (b) words in the singular include the plural, and in the plural include the singular, and (c) the words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to sections of this Agreement unless otherwise specified.

ARTICLE II.

CORPORATE GOVERNANCE MATTERS

2.1 Election of Directors.

(a) Following the Closing Date, the Blackstone Designator shall have the right, but not the obligation, to designate, and the individuals nominated for election as Directors by or at the direction of the Board or a duly-authorized committee thereof shall include, a number of individuals such that, upon the election of each such individual, and each other individual nominated by or at the direction of the Board or a duly authorized committee of the Board, as a Director and taking into account any Director continuing to serve without the need for re-election, the number of Blackstone Designees (as defined below) serving as Directors of the Company will be equal to: (i) if the Blackstone Investors collectively hold at least 40% of the aggregate outstanding Class A Common Stock on a Fully Exchanged Basis, the lowest whole number that is greater than 40% of the Total Number of Directors; (ii) if the Blackstone Investors collectively hold at least 30% (but less than 40%) of the aggregate outstanding Class A Common Stock on a Fully Exchanged Basis, the lowest whole number that is greater than 30% of the Total Number of Directors; (iii) if the Blackstone Investors collectively hold at least 20% (but less than 30%) of the aggregate outstanding Class A Common Stock on a Fully Exchanged Basis, the lowest whole number that is greater than 20% of the Total Number of Directors; and (iv) if the Blackstone Investors collectively hold at least 5% (but less than 20%) of the aggregate outstanding Class A Common Stock on a Fully Exchanged Basis, the lowest whole number (such number always being equal to or greater than one) that is greater than 10% of the Total Number of Directors (in each case, each such person a “Blackstone Designee”).

(b) Following the Closing Date, the BL Designator shall have the right, but not the obligation, to designate, and the individuals nominated for election as Directors by or at the direction of the Board or a duly-authorized committee thereof shall include, a number of individuals such that, upon the election of each such individual, and each other individual nominated by or at the direction of the Board or a duly authorized committee of the Board, as a Director and taking into account any Director continuing to serve without the need for re-election, the number of BL Designees (as defined below) serving as Directors of the Company will be equal to: (i) if the BL Investors collectively hold at least 40% of the aggregate outstanding Class A Common Stock on a Fully Exchanged Basis, the lowest whole number that is greater than 40% of the Total Number of Directors; (ii) if the BL Investors collectively hold at least 30% (but less than 40%) of the aggregate outstanding Class A Common Stock on a Fully Exchanged Basis, the lowest whole number that is greater than 30% of the Total Number of Directors; (iii) if the BL Investors collectively hold at least 20% (but less than 30%) of the aggregate outstanding Class A Common Stock on a Fully Exchanged Basis, the lowest whole number that is greater than 20% of the Total Number of Directors; and (iv) if the BL Investors collectively hold at least 5% (but less than 20%) of the aggregate outstanding Class A Common Stock on a Fully Exchanged Basis, the lowest whole number (such number always being equal to or greater than one) that is greater than 10% of the Total Number of Directors (in each case, each such person a “BL Designee”).

(c) If at any time the Blackstone Designator or the BL Designator (each, a “Stockholder Designator”) has designated fewer than the total number of individuals that it is then entitled to designate pursuant to Section 2.1(a) or Section 2.1(b) hereof, the Blackstone Designator or the BL Designator, as applicable, shall have the right, at any time and from time to time, to designate such additional individuals which it is entitled to so designate, in which case, any individuals nominated by or at the direction of the Board or any duly-authorized committee thereof for election as Directors to fill any vacancy on the Board shall include such designees, and the Company shall use its best efforts to (i) effect the election of such additional designees, whether by increasing the size of the Board or otherwise, and (ii) cause the election of such additional designees to fill any such newly-created vacancies or to fill any other existing vacancies.

(d) Directors are subject to removal pursuant to the applicable provisions of the Amended and Restated Certificate of Incorporation of the Company; provided, however, for as long as this Agreement remains in effect, the Blackstone Designees may only be removed with the consent of the Blackstone Designator and the BL Designees may only be removed with the consent of the BL Designator, in each case delivered in accordance with Section 5.13 hereof.

(e) In the event that a vacancy is created at any time by death, disability, retirement, removal (with or without cause), disqualification, resignation or otherwise with respect to the Blackstone Designees or the BL Designees, any individual nominated by or at the direction of the Board or any duly-authorized committee thereof to fill such vacancy shall be, and the Company shall use its best efforts to cause such vacancy to be filled, as soon as possible, by a new designee of the Blackstone Designator or the BL Designator, as applicable.

(f) The Company shall, to the fullest extent permitted by law, include in the slate of nominees recommended by the Board at any meeting of stockholders called for the purpose of electing directors (or consent in lieu of meeting), the persons designated pursuant to this Section 2.1 and use its best efforts to cause the election of each such designee to the Board, including nominating each such individual to be elected as a Director as provided herein, recommending such individual’s election and soliciting proxies or consents in favor thereof. In the event that any Stockholder Designee shall fail to be elected to the Board at any meeting of stockholders called for the purpose of electing directors (or consent in lieu of meeting), the Company shall use its best efforts to cause such Stockholder Designee (or a new designee of the applicable Stockholder Designator) to be elected to the Board, as soon as possible, and the Company shall take or cause to be taken, to the fullest extent permitted by law, at any time and from time to time, all actions necessary to accomplish the same, including, without limitation, actions to effect an increase in the Total Number of Directors.

(g) Each Principal Stockholder hereby agrees to vote in favor of and to consent to the Stockholder Designees in connection with each vote taken or written consent executed in connection with the election of Directors to the Board, and each Principal Stockholder agrees not to seek to remove or replace the Stockholder Designees.

(h) In addition to any vote or consent of the Board or the stockholders of the Company required by applicable Law or the certificate of incorporation or bylaws of the Company, and notwithstanding anything to the contrary in this Agreement, for so long as this Agreement is in effect, any action by the Board to increase or decrease the Total Number of Directors (other than any increase in the Total Number of Directors in connection with the election of one or more Directors elected exclusively by the holders of one or more classes or series of the Company’s shares other than Common Stock) shall require the prior written consent of the Blackstone Designator and the BL Designator, delivered in accordance with Section 5.13 hereof.

2.2 Compensation. Except to the extent the Blackstone Designator or the BL Designator may otherwise notify the Company with respect to the Blackstone Designees or the BL Designees, respectively, any Stockholder Designees shall be entitled to compensation consistent with the Director compensation received by other Directors, including any fees and equity awards, provided, that (x) to the extent any Director compensation is payable in the form of equity awards, at the election of a Stockholder Designee, in lieu of any equity award, such compensation shall be paid in an amount of cash equal to the value of the equity award as of the date of the award, with any such cash subject to the same vesting terms, if any, as the equity awarded to other Directors and (y) at the election of a Stockholder Designee, any Director compensation (whether cash, equity awards and/or cash in lieu of equity as may be designated by the electing Stockholder Designee) shall be paid to a Principal Stockholder or an Affiliate thereof specified by such Stockholder Designee rather than to such Stockholder Designee. If the Company adopts a policy that Directors own a minimum amount of equity in the Company, Stockholder Designees shall not be subject to such policy.

2.3 Other Rights of Stockholder Designees. Except as provided in Section 2.2, each Stockholder Designee serving on the Board shall be entitled to the same rights and privileges applicable to all other members of the Board generally or to which all such members of the Board are entitled. In furtherance of the foregoing, the Company shall indemnify, exculpate, and reimburse fees and expenses of the Stockholder Designees (including by entering into an indemnification agreement in a form substantially similar to the Company’s form director indemnification agreement) and provide the Stockholder Designees with director and officer insurance to the same extent it indemnifies, exculpates, reimburses and provides insurance for the other members of the Board pursuant to the certificate of incorporation or bylaws of the Company, applicable law or otherwise.

2.4 Director Independence. Notwithstanding anything to the contrary herein, the parties hereto shall ensure that the composition of the Board will continue to meet all requirements for a company listed on the New York Stock Exchange (or such other stock exchange on which the Class A Common Stock may be listed), including with respect to director independence.

ARTICLE III.

INFORMATION; VCOC

3.1 Books and Records; Access. The Company shall, and shall cause its Subsidiaries to, keep proper books, records and accounts, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company and each of its Subsidiaries in accordance with generally accepted accounting principles. The Company shall, and shall cause its Subsidiaries to, (a) permit the Principal Stockholders and their respective designated representatives (or other designees), at reasonable times and upon reasonable prior notice to the Company, to review the books and records of the Company or any of such Subsidiaries and to discuss the affairs, finances and condition of the Company or any of such Subsidiaries with the officers of the Company or any such Subsidiary and (b) provide the Principal Stockholders all information of a type, at such times and in such manner as is consistent with the Company’s past practice or that is otherwise reasonably requested by such Principal Stockholders from time to time (all such information so furnished pursuant to this

Section 3.1, the “Information”). Subject to Section 3.4, any Principal Stockholder (and any party receiving Information from a Principal Stockholder) who shall receive Information shall maintain the confidentiality of such Information. Notwithstanding the foregoing, that the Company shall not be required to disclose any privileged Information of the Company so long as the Company has used commercially reasonable efforts to enter into an arrangement pursuant to which it may provide such information to the Principal Stockholders without the loss of any such privilege.

3.2 Certain Reports. The Company shall deliver or cause to be delivered to the Principal Stockholders, at their request:

(a) to the extent otherwise prepared by the Company, operating and capital expenditure budgets and periodic information packages relating to the operations and cash flows of the Company and its Subsidiaries; and

(b) to the extent otherwise prepared by the Company, such other reports and information as may be reasonably requested by the Principal Stockholders; provided, however, that the Company shall not be required to disclose any privileged information of the Company so long as the Company has used commercially reasonable efforts to enter into an arrangement pursuant to which it may provide such information to the Principal Stockholders without the loss of any such privilege.

3.3 VCOC.

(a) With respect to each Principal Stockholder or Affiliate thereof that is intended to qualify its direct or indirect investment in the Company as a “venture capital investment” as defined in the Department of Labor regulations codified at 29 CFR Section 2510.3-101 (the “Plan Asset Regulation”) (each, a “VCOC Investor”), for so long as the VCOC Investor, directly or through one or more subsidiaries, continues to hold any Common Stock (or other securities of the Company into which such Common Stock may be converted or for which such Common Stock may be exchanged), without limitation or prejudice of any of the rights provided to the Principal Stockholders hereunder, the Company shall, with respect to each such VCOC Investor:

(i) provide each VCOC Investor or its designated representative with:

(A) upon reasonable notice and at mutually convenient times, the right to visit and inspect any of the offices and properties of the Company and its Subsidiaries and inspect and copy the books and records of the Company and its Subsidiaries;

(B) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Company, consolidated balance sheets of the Company and its Subsidiaries as of the end of such period, and consolidated statements of income and cash flows of the Company and its Subsidiaries for the period then ended prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis, except as otherwise noted therein, and subject to the absence of footnotes and to year-end adjustments;

(C) as soon as available and in any event within 120 days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its Subsidiaries as of the end of such year, and consolidated statements of income and cash flows of the Company and its Subsidiaries for the year then ended prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis, except as otherwise noted therein, together with an auditor’s report thereon of a firm of established national reputation;

(D) to the extent the Company is required by law or pursuant to the terms of any outstanding indebtedness of the Company to prepare such reports, any annual reports, quarterly reports and other periodic reports pursuant to Section 13 or 15(d) of the Exchange Act, actually prepared by the Company as soon as available; and

(E) upon written request by the VCOC Investor, copies of all materials provided to the Board, subject to appropriate protections with respect to confidentiality and preservation of attorney-client privilege; provided, that, in each case, if the Company makes the information described in clauses (B), (C) and (D) of this Section 3.3(a)(i) available through public filings on the EDGAR System or any successor or replacement system of the U.S. Securities and Exchange Commission, the requirement to deliver such information shall be deemed satisfied;

(ii) make appropriate officers and/or Directors of the Company available, and cause the officers and directors of its Subsidiaries to be made available, periodically and at such times as reasonably requested by each VCOC Investor, upon reasonable notice and at mutually convenient times, for consultation with such VCOC Investor or its designated representative with respect to matters relating to the business and affairs of the Company and its Subsidiaries;

(iii) to the extent that the VCOC Investor requests to receive such information and rights, and to the extent consistent with applicable Law or listing standards (and with respect to events which require public disclosure, only following the Company’s public disclosure thereof through applicable securities law filings or otherwise), inform each VCOC Investor or its designated representative in advance with respect to any significant corporate actions, and to provide (or cause to be provided) each VCOC Investor or its designated representative with the right to consult with the Company and its Subsidiaries with respect to such actions should the VCOC Investor elect to do so; provided, however, that this right to consult must be exercised within five days after the Company informs the VCOC Investor of the proposed corporate action; provided, further, that the Company shall be under no obligation to provide the VCOC Investor with any material non-public information with respect to such corporate action; and

(iv) provide each VCOC Investor or its designated representative with such other rights of consultation which the VCOC Investor’s counsel may determine in writing to be reasonably necessary under applicable legal authorities promulgated after the date hereof to qualify its investment in the Company as a “venture capital investment” for purposes of the Plan Asset Regulation; provided that the parties agree that any such rights of consultation shall be of a nature consistent with those granted above and nothing in this Agreement shall be deemed to require the Company to grant to the VCOC Investor any additional rights with respect to the governance or management of the Company.

(b) The Company agrees to consider, in good faith, the recommendations of each VCOC Investor or its designated representative in connection with the matters on which it is consulted as described above in this Section 3.3, recognizing that the ultimate discretion with respect to all such matters shall be retained by the Company.

(c) In the event a VCOC Investor or any of its Affiliates Transfers all or any portion of their investment in the Company to an Affiliated entity that is intended to qualify its investment in the Company as a “venture capital investment” (as defined in the Plan Asset Regulation), such Transferee shall be afforded the same rights with respect to the Company afforded to the VCOC Investor hereunder and shall be treated, for such purposes, as a third party beneficiary hereunder.

(d) In the event that the Company ceases to qualify as an “operating company” (as defined in the first sentence of 2510.3-101(c)(1) of the Plan Asset Regulation), or the investment in the Company by a VCOC Investor does not qualify as a “venture capital investment” as defined in the Plan Asset Regulation, then the Company and each Principal Stockholder will cooperate in good faith and take all reasonable actions necessary, subject to applicable Law, to preserve the VCOC status of each VCOC Investor or the qualification of the investment as a “venture capital investment,” it being understood that such reasonable actions shall not require a VCOC Investor to purchase or sell any investments.

(e) For so long as the VCOC Investor, directly or through one or more subsidiaries, continues to hold any Common Stock (or other securities of the Company into which such Common Stock may be converted or for which such Common Stock may be exchanged) and upon the written request of such VCOC Investor, without limitation or prejudice of any of the rights provided to the Principal Stockholders hereunder, the Company shall, with respect to each such VCOC Investor, furnish and deliver a letter covering the matters set forth in Sections 3.3(a), 3.3(b), 3.3(c) and 3.3(d) hereof in a form and substance satisfactory to such VCOC Investor.

(f) In the event a VCOC Investor is an Affiliate of a Principal Stockholder, as described in Section 3.3(a) above, such affiliated entity shall be afforded the same rights with respect to the Company and afforded to the Principal Stockholder under this Section 3.3 and shall be treated, for such purposes, as a third party beneficiary hereunder.

3.4 Confidentiality. Each Principal Stockholder agrees that it will, and will direct its designated representatives to, keep confidential and not disclose any Confidential Information; provided, however, that such Principal Stockholder and its designated representatives may disclose Confidential Information to the other Principal Stockholders, to the Stockholder Designees and to (a) its Affiliates and its Affiliates’ attorneys, accountants, consultants, insurers, financing sources and other advisors in connection with such Principal Stockholder’s investment in the Company, (b) any Person, including a prospective purchaser of Common Stock or LLC Units, as long as such Person has agreed, in writing, to maintain the confidentiality of such Confidential Information, (c) any of such Principal Stockholder’s or its respective Affiliates’ partners, members, stockholders, directors, officers, employees or agents in the ordinary course of business (the Persons referenced in clauses (a), (b) and (c), a Principal Stockholder’s “designated representatives”) or (d) as the Company may otherwise consent in writing; provided, further, however, that each Principal Stockholder agrees to be responsible for any breaches of this Section 3.4 by such Principal Stockholder’s designated representatives.

3.5 Information Sharing. Each party hereto acknowledges and agrees that Stockholder Designees may share any information concerning the Company and its Subsidiaries received by them from or on behalf of the Company or its designated representatives with each Principal Stockholder and its designated representatives (subject to such Principal Stockholder’s obligation to maintain the confidentiality of Confidential Information in accordance with Section 3.4).

ARTICLE IV.

ADDITIONAL COVENANTS

4.1 Pledges or Transfers. Upon the request of any Principal Stockholder that wishes to (x) pledge, hypothecate or grant security interests in any or all of the shares of Common Stock or LLC Units held by it including to banks or financial institutions as collateral or security for loans, advances or extensions of credit or (y) transfer any or all of the shares of Common Stock or LLC Units held by it, including to a third party investor, the Company agrees to cooperate with such Principal Stockholder in taking any action reasonably necessary to consummate any such pledge, hypothecation, grant or transfer, including without limitation, delivery of letter agreements to lenders in form and substance reasonably satisfactory to such lenders (which may include agreements by the Company in respect of the exercise of remedies by such lenders), instructing the transfer agent to transfer any such shares of Common Stock subject to the pledge, hypothecation or grant into the facilities of The Depository Trust Company without restricted legends and cooperating in diligence or other matters as may reasonably requested by any Principal Stockholder in connection with a proposed transfer. In connection with any such transfer to a third party investor (other than a Public Offering as defined in the Registration Rights Agreement), the initiating Principal Stockholder shall use its reasonable best efforts to ensure that each other Principal Stockholder has a reasonable opportunity to participate in such transfer on a pro rata basis on the same terms and conditions as agreed to by the initiating Principal Stockholder.

4.2 Spin-Offs or Split-Offs. In the event that the Company effects the separation of any portion of its business into one or more entities (each, a “NewCo”), whether existing or newly formed, including without limitation by way of spin-off, split-off, carve-out, demerger, recapitalization, reorganization or similar transaction, and any Principal Stockholder will receive equity interests in any such NewCo as part of such separation, the Company shall cause any such NewCo to enter into a Stockholders agreement with the Principal Stockholders that provides the Principal Stockholders with rights vis-á-vis such NewCo that are substantially identical to those set forth in this Agreement.

4.3 Principal Stockholder Lock-Up. During the 180 day period immediately following the Closing Date (the “Lock-Up Period”), each Principal Stockholder shall not, and shall cause any other holder of record of any of such Principal Stockholder’s Covered Shares (other than Excluded Shares) not to, Transfer any of such Principal Stockholder’s Covered Shares (other than Excluded Shares). Notwithstanding the immediately preceding sentence, post-Closing Transfers of Covered Shares (other than Excluded Shares) that are held by any Principal Stockholder or any of its Permitted Transferees (as defined below) that have entered into a written agreement contemplated by the proviso in this Section 4.3 are permitted (i) to any investment fund or other entity controlled or managed by such Principal Stockholder, to such Principal Stockholder’s officers or directors, any Affiliates or family members of any of such Principal Stockholder’s officers or directors, any limited partners, members or stockholders of such Principal Stockholder or any Affiliates of the Principal Stockholders; (ii) in the case of an individual, by gift to a member of the individual’s immediate family, or to a trust, the beneficiary of which is a member of the individual’s immediate family or an Affiliate of such person, or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) by virtue of the laws of the jurisdiction of incorporation or formation of such Principal Stockholder or the organizational documents of such Principal Stockholder, as amended from time to time, upon dissolution of such Principal Stockholder; or (vi) in the event of the Company’s completion of a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction which results in the holders of all of the shares of Class A Common Stock and/or LLC Units having the right to exchange their shares for cash, securities or other property subsequent to the completion of the Equity Transactions (including the entry into an agreement in connection with such liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction); provided, however, that each transferee contemplated by clauses (i) through (v) (each, a “Permitted Transferee”) must enter into a written agreement with the Company agreeing to be bound by the restrictions in this Section 4.3. For the avoidance of doubt, the Excluded Shares purchased (1) pursuant to a PIPE Agreement or (2) on the open market shall not be subject to the provisions of this Section 4.3. Any Transfer in violation of the provisions of this Section 4.3 shall be null and void ab initio and of no force or effect.

ARTICLE V.

GENERAL PROVISIONS

5.1 Termination. Subject to the early termination of any provision as a result of an amendment to this Agreement agreed to by the Board and the Principal Stockholders, as provided under Section 5.3, and except for Section 3.3 hereof, this Agreement, excluding Article V hereof, shall terminate with respect to each Principal Stockholder at such time as such Principal Stockholder and its Affiliates collectively hold less than 5% of the aggregate outstanding Class A Common Stock on a Fully Exchanged Basis or such earlier time as such Principal Stockholder shall deliver a written notice to the Company requesting that this Agreement terminate with respect to such Principal Stockholder in accordance with Section 5.3(d). The VCOC Investors shall advise the Company when they collectively first cease to hold any Common Stock (or other securities of the Company into which such Common Stock may be converted or for which such Common Stock may be exchanged), whereupon Section 3.3 hereof shall terminate.

5.2 Notices. Any notice, designation, request, request for consent or consent provided for in this Agreement shall be in writing and shall be either personally delivered, sent by facsimile or sent by reputable overnight courier service (charges prepaid) to the Company at the address set forth below and to any other recipient at the address indicated on the Company’s records, or at such address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. Notices and other such documents will be deemed to have been given or made hereunder when delivered personally or sent by facsimile (receipt confirmed) and one (1) Business Day after deposit with a reputable overnight courier service.

The Company’s address is:

Finance of America Companies Inc.

909 Lake Carolyn Parkway, Suite 1550

Irving, Texas 75039

Attention: Anthony W. Villani, Chief Legal Officer

Email: [email address]

Each Principal Stockholder’s address is:

The Blackstone Group Inc.

345 Park Avenue

New York, New York 10154

Attention: Menes Chee

Email: [email address]

BL Investor

c/o Libman Family Holdings, LLC

[address]

Attention: Brian Libman

Email: [email address]

5.3 Amendment; Waiver. (a) The terms and provisions of this Agreement may be modified or amended only with the written approval of the Company and Principal Stockholders holding a majority of the aggregate outstanding Class A Common Stock on a Fully Exchanged Basis then held by the Principal Stockholders in the aggregate; provided, however, that any modification or amendment (i) to Section 2.1 or this Section 5.3 shall also require the approval of the Blackstone Designator and the BL Designator and (ii) that would adversely affect the rights of a Principal Stockholder shall also require the approval of such Principal Stockholder.

(b) Except as expressly set forth in this Agreement, neither the failure nor delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

(c) No party shall be deemed to have waived any claim arising out of this Agreement, or any right, remedy, power or privilege under this Agreement, unless the waiver of such claim, right, remedy, power or privilege is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in in the specific instance in which it is given.

(d) Each Principal Stockholder, in such Principal Stockholder’s sole discretion, may withdraw from this Agreement at any time by written notice to the Company. Thereafter, such Principal Stockholder shall cease to be a party to this Agreement, shall have no further rights or obligations hereunder and none of the terms or provisions hereof shall have any continuing force and effect with respect to such Principal Stockholder; provided, that until the expiration of the Lock-Up Period the transfer restrictions set forth in Section 4.3 shall survive any such withdrawal and shall continue to apply to the Covered Shares of such withdrawing Principal Stockholder as if it were a party hereto.

(e) Any party hereto may unilaterally waive any of its rights hereunder in a signed writing delivered to the Company.

5.4 Further Assurances. The parties hereto will sign such further documents, cause such meetings to be held, resolutions passed, exercise their votes and do and perform and cause to be done such further acts and things necessary, proper or advisable in order to give full effect to this Agreement and every provision hereof. To the fullest extent permitted by law, the Company shall not directly or indirectly take any action that is intended to, or would reasonably be expected to result in, any Principal Stockholder being deprived of the rights contemplated by this Agreement.

5.5 Assignment. Each Principal Stockholder may, without the consent of the Company or any other Person, assign its rights and obligations under this Agreement, in whole or in part, to any Transferee of Common Stock and/or LLC Units so long as such Transferee, if not already a party to this Agreement, executes and delivers to the Company a joinder to this Agreement evidencing its agreement to become a party to and to be bound by certain or all, as applicable, of the provisions of this Agreement as a “Blackstone Investor” or “BL Investor,” as applicable, hereunder, whereupon such Transferee shall be deemed a “Blackstone Investor” or “BL Investor,” as applicable, hereunder. This Agreement will inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns.

5.6 Third Parties. Except as provided for in Article III with respect to any VCOC Investor that is an Affiliate of a Principal Stockholder, this Agreement does not create any rights, claims or benefits inuring to any person that is not a party hereto nor create or establish any third party beneficiary hereto.

5.7 Governing Law. THIS AGREEMENT AND ITS ENFORCEMENT AND ANY CONTROVERSY ARISING OUT OF OR RELATING TO THE MAKING OR PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

5.8 Jurisdiction; Waiver of Jury Trial. Each party hereto hereby (i) agrees that any action, directly or indirectly, arising out of, under or relating to this Agreement shall exclusively be brought in and shall exclusively be heard and determined by either the Supreme Court of the State of New York sitting in Manhattan or the United States District Court for the

Southern District of New York, and (ii) solely in connection with the action(s) contemplated by subsection (i) hereof, (A) irrevocably and unconditionally consents and submits to the exclusive jurisdiction of the courts identified in subsection (i) hereof, (B) irrevocably and unconditionally waives any objection to the laying of venue in any of the courts identified in clause (i) of this Section 5.8, (C) irrevocably and unconditionally waives and agrees not to plead or claim that any of the courts identified in such clause (i) is an inconvenient forum or does not have personal jurisdiction over any party hereto, and (D) agrees that mailing of process or other papers in connection with any such action in the manner provided herein or in such other manner as may be permitted by applicable law shall be valid and sufficient service thereof. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM OR ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE SERVICES CONTEMPLATED HEREBY.

5.9 Specific Performance. Each party hereto acknowledges and agrees that in the event of any breach of this Agreement by any of them, the other parties hereto would be irreparably harmed and could not be made whole by monetary damages. Each party accordingly agrees to waive the defense in any action for specific performance that a remedy at law would be adequate and agrees that the parties, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to specific performance of this Agreement without the posting of a bond.

5.10 Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. There are no agreements, representations, warranties, covenants or understandings with respect to the subject matter hereof or thereof. This Agreement supersedes all other prior agreements and understandings between the parties with respect to such subject matter.

5.11 Severability. If any provision of this Agreement, or the application of such provision to any Person or circumstance or in any jurisdiction, shall be held to be invalid or unenforceable to any extent, (i) the remainder of this Agreement shall not be affected thereby, and each other provision hereof shall be valid and enforceable to the fullest extent permitted by law, (ii) as to such Person or circumstance or in such jurisdiction such provision shall be reformed to be valid and enforceable to the fullest extent permitted by law, and (iii) the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby.

5.12 Table of Contents, Headings and Captions. The table of contents, headings, subheadings and captions contained in this Agreement are included for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

5.13 Grant of Consent. Any vote, consent or approval of, or designation by, or other action of, a Stockholder Designator hereunder shall be effective if notice of such vote, consent, approval, designation or action is provided in accordance with Section 5.2 hereof by such Stockholder Designator as of the latest date any such notice is so provided to the Company.

5.14 Counterparts. This Agreement and any amendment hereto may be signed in any number of separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one Agreement (or amendment, as applicable).

5.15 Effectiveness. This Agreement shall become effective upon the Closing Date.

5.16 No Recourse. This Agreement may only be enforced against, and any claims or cause of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, the transactions contemplated hereby or the subject matter hereof may only be made against the parties hereto and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any party hereto or any past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

COMPANY:

FINANCE OF AMERICA COMPANIES INC.

By:	/s/ Patricia L. Cook
Name:	Patricia L. Cook
Title:	Chief Executive Officer

[Signature Page to Finance of America Companies Inc. Stockholders Agreement]

BLACKSTONE INVESTORS:

BLACKSTONE TACTICAL OPPORTUNITIES FUND (URBAN FEEDER) – NQ L.P.

By:	BLACKSTONE TACTICAL OPPORTUNITIES ASSOCIATES – NQ L.L.C., its general partner

By:	BTOA – NQ L.L.C., its sole member

By:	/s/ Christopher J. James
Name: Christopher J. James Title: Authorized Person

BLACKSTONE TACTICAL OPPORTUNITIES ASSOCIATES – NQ L.L.C.

By:	BTOA – NQ L.L.C., its sole member

By:	/s/ Christopher J. James
Name: Christopher J. James Title: Authorized Person

BTO URBAN HOLDINGS L.L.C.

By:	/s/ Menes Chee
Name: Menes Chee Title: Authorized Person

[Signature Page to Finance of America Companies Inc. Stockholders Agreement]

BTO URBAN HOLDINGS II L.P.

By:	Blackstone Tactical Opportunities Associates – NQ L.L.C., its general partner

By:	BTOA – NQ L.L.C., its sole member

By:	/s/ Christopher J. James
Name: Christopher J. James Title: Authorized Person

BLACKSTONE FAMILY TACTICAL OPPORTUNITIES INVESTMENT PARTNERSHIP – NQ – ESC L.P.

By:	BTO – NQ SIDE-BY-SIDE GP L.L.C., its general partner

By:	/s/ Christopher J. James
Name: Christopher J. James Title: Authorized Person

[Signature Page to Finance of America Companies Inc. Stockholders Agreement]

BL INVESTORS: LIBMAN FAMILY HOLDINGS LLC

By:	/s/ Brian L. Libman
Name: Brian L. Libman Title: Manager

THE MORTGAGE OPPORTUNITY GROUP LLC

By:	/s/ Brian L. Libman
Name: Brian L. Libman Title: Manager

[Signature Page to Finance of America Companies Inc. Stockholders Agreement]